UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 22, 2007

ION Media Networks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13452	59-3212788
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 Clearwater Park Road, West Palm Beach, Florida		33401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	561-659-4122

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 22, 2007, the Board of Directors (the "Board") of ION Media Networks, Inc. (the "Company") appointed Todd E. Gjervold, an employee of Citadel Investment Group, L.L.C., as a director of the Company. Mr. Gjervold is not expected to be named to any committee of the Board.

Mr. Gjervold was appointed to the Board in accordance with the terms of the Master Transaction Agreement (the "Master Transaction Agreement"), dated as of May 3, 2007, by and among the Company, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc. and CIG Media LLC ("CIG Media"). Pursuant to the Master Transaction Agreement, from and after the closing of CIG Media's tender offer for the Company's outstanding shares of Class A Common Stock, CIG Media has the right to designate up to two directors of the Company. On May 4, 2007, CIG Media commenced a cash tender offer to purchase any and all shares of the Company's Class A Common Stock at a price of $1.46 per share. The initial tender offer period closed on June 1, 2007 and the subsequent offering period closed on June 15, 2007. CIG Media then exercised its right by designating Mr. Gjervold for appointment to the Board.

Mr. Gjervold is an employee of Citadel Investment Group, L.L.C., which is an affiliate of CIG Media. For a description of transactions which may be reportable under Item 404(a) of Regulation S-K, see the description of the transactions contemplated by the Master Transaction Agreement in the Company's Current Report on Form 8-K filed on May 10, 2007, which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ION Media Networks, Inc.

June 22, 2007	By:	Adam K. Weinstein

Name: Adam K. Weinstein
Title: Senior Vice President, Secretary and Chief Legal Officer